Exhibit 99.1

The Goldman Sachs Group, Inc. | 85 Broad Street | New York, New York 10004
GOLDMAN SACHS REPORTS SECOND QUARTER EARNINGS PER COMMON SHARE OF $1.71

NEW YORK, June 16, 2005 — The Goldman Sachs Group, Inc. (NYSE:GS) today reported net earnings of $865 million for its fiscal second quarter ended May 27, 2005. Diluted earnings per common share were $1.71 compared with $2.31 for the second quarter of 2004 and $2.94 for the first quarter of 2005. Annualized return on average tangible common shareholders’ equity (1) was 17.2% for the second quarter of 2005 and 23.5% for the first half of 2005. Annualized return on average common shareholders’ equity was 13.4% for the second quarter of 2005 and 18.5% for the first half of 2005.

Business Highlights

•	Goldman Sachs continued its leadership in global mergers and acquisitions, ranking first in completed transactions and second in announced transactions for the calendar year-to-date. (2)

•	The firm ranked first in worldwide initial public offerings and second in public common stock offerings for the calendar year-to-date. (2)

•	Assets under management increased 18% from a year ago to a record $490 billion, with net asset inflows of $10 billion during the quarter.

•	Securities Services generated record quarterly net revenues of $489 million, 29% higher than the previous record set in the first quarter of 2005.

“Market conditions in the second quarter were more challenging,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “However, the economic outlook continues to be favorable, our client franchise remains broad and deep, and we retain our leadership position in critical businesses.”

Media Relations: Peter Rose 212-902-5400    |    Investor Relations: John Andrews 212-357-2674

Net Revenues

Investment Banking

Net revenues in Investment Banking were $815 million, 14% lower than the second quarter of 2004 and 9% lower than the first quarter of 2005. Net revenues in Financial Advisory were $386 million, 25% lower than the second quarter of 2004, reflecting a decrease in completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $429 million, 3% lower than the second quarter of 2004, reflecting lower net revenues in equity underwriting, primarily due to a decrease in industry-wide equity and equity-related offerings, partially offset by higher net revenues in debt underwriting, primarily due to an increase in bank loan and mortgage activity. The firm’s investment banking backlog increased during the quarter.

Trading and Principal Investments

Net revenues in Trading and Principal Investments were $2.81 billion, 22% lower than the second quarter of 2004 and 36% lower than the first quarter of 2005.

Net revenues in Fixed Income, Currency and Commodities (FICC) were $1.52 billion, 20% lower than the second quarter of 2004, primarily due to lower net revenues in credit products, interest rate products and commodities. In addition, mortgages performed well, although net revenues were lower compared with the second quarter of 2004, while net revenues in currencies improved. During the second quarter, trading conditions were less favorable than more recent quarters, as markets generally lacked direction. In addition, credit markets weakened and the U.S. yield curve continued to flatten.

Net revenues in Equities were $1.11 billion, 3% higher than the second quarter of 2004, primarily reflecting higher net revenues in the firm’s principal strategies business, partially offset by lower net revenues in the firm’s customer franchise businesses, particularly in convertibles. During the quarter, the business operated in an environment characterized by generally lower equity prices and continued low market volatility.

Principal Investments recorded net revenues of $189 million, primarily due to $107 million in gains from corporate and real estate principal investments and a $73 million gain related to the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG).

Asset Management and Securities Services

Net revenues in Asset Management and Securities Services were $1.18 billion, 27% higher than the second quarter of 2004 and 4% higher than the first quarter of 2005.

Asset Management net revenues were $689 million, 15% higher than the second quarter of 2004, reflecting higher management fees, driven by growth in assets under management, partially offset by lower incentive fees. During the quarter, assets under management increased 2%, reflecting net asset inflows of $10 billion, primarily in fixed income, alternative investment and equity assets, partially offset by market depreciation of $2 billion, primarily in equity assets.

Securities Services net revenues were $489 million, 48% higher than the second quarter of 2004, as our prime brokerage business continued to perform well, reflecting higher global customer balances in securities lending and margin lending as well as seasonally higher activity levels in Europe.

Expenses

Operating expenses were $3.56 billion, 6% lower than the second quarter of 2004 and 16% lower than the first quarter of 2005.

Compensation Expenses

Compensation and benefits expenses were $2.40 billion, 13% lower than the second quarter of 2004, commensurate with lower net revenues. The ratio of compensation and benefits to net revenues was 50.0% for the first half of 2005, consistent with the first half of 2004. (3) Employment levels were essentially unchanged during the quarter.

Non-Compensation Expenses

Non-compensation expenses were $1.16 billion, 16% higher than the second quarter of 2004. Other expenses increased primarily due to higher expenses of consolidated entities held for investment purposes and higher levels of business activity. Occupancy expenses were higher and included $16 million of real estate exit costs associated with the relocation of office space. Professional fees were higher, reflecting increased consulting and legal fees. Brokerage, clearing and exchange fees increased, reflecting higher transaction volumes in certain of the firm’s businesses. Market development costs also increased, primarily due to higher levels of business activity. Excluding non-compensation expenses related to consolidated entities held for investment purposes (4), non-compensation expenses were 11% higher than the second quarter of 2004 and 7% higher than the first quarter of 2005.

Provision For Taxes

The effective income tax rate for the first half of 2005 was 29.9%, up from 29.5% for the first quarter of 2005. Excluding the impact of audit settlements in 2005, the effective income tax rate for the first half of 2005 would have been 33.1%, down from 33.3% for the first quarter of 2005 and up from 31.8% for fiscal year 2004. The increase in the effective tax rate for the first half of 2005 compared with fiscal year 2004 was primarily due to lower tax credits and increased state and local taxes in 2005.

Capital

As of May 27, 2005, total capital was $121.53 billion, consisting of $26.40 billion in total shareholders’ equity (common equity of $25.65 billion and preferred equity of $750 million) and $95.13 billion in long-term debt. (5) Book value per common share was $53.46 based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 479.7 million at period end. Tangible book value per common share was $41.46. (1)

On April 25, 2005, The Goldman Sachs Group, Inc. issued $750 million of floating rate, non-cumulative, perpetual preferred stock.

The firm repurchased 15.5 million shares of its common stock during the quarter at an average price of $108.34 per share. The remaining share authorization under the firm’s existing common stock repurchase program is 19.5 million shares.

Dividend

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.25 per common share to be paid on August 25, 2005 to common shareholders of record on July 26, 2005.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in Part I, Item 1 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 26, 2004.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that the firm expects to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in Part I, Item 1 of the firm’s Annual Report on Form 10-K for the fiscal year ended November 26, 2004.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 11:00 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) and 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s Web site, http://www.gs.com/our_firm/investor_relations/. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s Web site or by dialing 1-800-642-1687 (U.S. domestic) or 1-706-645-9291 (international) passcode number 6708374, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investorrelations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SEGMENT NET REVENUES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	May 27,	Feb. 25,	May 28,	Feb. 25,	May 28,
	2005	2005	2004	2005	2004

Investment Banking
Financial Advisory	$386	$414	$513	(7)%	(25)%

Equity underwriting	114	186	213	(39)	(46)
Debt underwriting	315	293	227	8	39

Total Underwriting	429	479	440	(10)	(3)

Total Investment Banking	815	893	953	(9)	(14)

Trading and Principal Investments
FICC	1,519	2,489	1,892	(39)	(20)

Equities trading	372	829	351	(55)	6
Equities commissions	733	721	727	2	1

Total Equities	1,105	1,550	1,078	(29)	3

SMFG	73	181	561	(60)	(87)
Other corporate and real estate gains and losses	107	148	65	(28)	65
Overrides	9	15	31	(40)	(71)

Total Principal Investments	189	344	657	(45)	(71)

Total Trading and Principal Investments	2,813	4,383	3,627	(36)	(22)

Asset Management and Securities Services
Asset Management	689	749	601	(8)	15
Securities Services	489	380	330	29	48

Total Asset Management and Securities Services	1,178	1,129	931	4	27

Total net revenues	$4,806	$6,405	$5,511	(25)	(13)

	Six Months Ended		% Change From
	May 27,	May 28,	May 28,
	2005	2004	2004

Investment Banking
Financial Advisory	$800	$872	(8)%

Equity underwriting	300	432	(31)
Debt underwriting	608	412	48

Total Underwriting	908	844	8

Total Investment Banking	1,708	1,716	—

Trading and Principal Investments
FICC	4,008	3,995	—

Equities trading	1,201	1,297	(7)
Equities commissions	1,454	1,441	1

Total Equities	2,655	2,738	(3)

SMFG	254	762	(67)
Other corporate and real estate gains and losses	255	167	53
Overrides	24	87	(72)

Total Principal Investments	533	1,016	(48)

Total Trading and Principal Investments	7,196	7,749	(7)

Asset Management and Securities Services
Asset Management	1,438	1,362	6
Securities Services	869	612	42

Total Asset Management and Securities Services	2,307	1,974	17

Total net revenues	$11,211	$11,439	(2)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts and employees

	Three Months Ended				% Change From
	May 27,	Feb. 25,	May 28,		Feb. 25,	May 28,
	2005	2005	2004		2005	2004

Revenues
Investment banking	$796	$873	$928		(9)%	(14)%
Trading and principal investments	2,562	4,141	3,409		(38)	(25)
Asset management and securities services	724	774	629		(6)	15
Interest income	4,867	4,176	2,710		17	80

Total revenues	8,949	9,964	7,676		(10)	17

Interest expense	4,022	3,449	2,038		17	97
Cost of power generation (6)	121	110	127		10	(5)

Revenues, net of interest expense and cost of power generation	4,806	6,405	5,511		(25)	(13)

Operating expenses
Compensation and benefits (3)	2,403	3,203	2,771		(25)	(13)

Brokerage, clearing and exchange fees	274	252	252		9	9
Market development	94	82	76		15	24
Communications and technology	123	118	120		4	3
Depreciation and amortization	128	118	121		8	6
Amortization of identifiable intangible assets	31	31	31		—	—
Occupancy	186	148	156		26	19
Professional fees	109	96	85		14	28
Other expenses	214	212	159		1	35

Total non-compensation expenses	1,159	1,057	1,000		10	16

Total operating expenses	3,562	4,260	3,771		(16)	(6)

Pre-tax earnings	1,244	2,145	1,740		(42)	(29)
Provision for taxes	379	633	553		(40)	(31)

Net earnings	865	1,512	1,187		(43)	(27)

Preferred stock dividend	—	—	—		—	—

Net earnings applicable to common shareholders	$865	$1,512	$1,187		(43)	(27)

Earnings per common share
Basic	$1.78	$3.06	$2.43		(42)	(27)
Diluted	1.71	2.94	2.31		(42)	(26)

Average common shares outstanding
Basic	485.4	494.3	487.9		(2)	(1)
Diluted	506.2	515.1	513.5		(2)	(1)

Selected Data
Employees at period end (7) (8)	20,888	20,678	19,533		1	7
Ratio of compensation and benefits to net revenues	50.0%	50.0%	50.0	% (3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
In millions, except per share amounts

	Six Months Ended			% Change From
	May 27,	May 28,		May 28,
	2005	2004		2004

Revenues
Investment banking	$1,669	$1,682		(1)%
Trading and principal investments	6,703	7,228		(7)
Asset management and securities services	1,498	1,416		6
Interest income	9,043	5,255		72

Total revenues	18,913	15,581		21

Interest expense	7,471	3,911		91
Cost of power generation (6)	231	231		—

Revenues, net of interest expense and cost of power generation	11,211	11,439		(2)

Operating expenses
Compensation and benefits (3)	5,606	5,766		(3)

Brokerage, clearing and exchange fees	526	485		8
Market development	176	138		28
Communications and technology	241	232		4
Depreciation and amortization	246	256		(4)
Amortization of identifiable intangible assets	62	63		(2)
Occupancy	334	326		2
Professional fees	205	146		40
Other expenses	426	358		19

Total non-compensation expenses	2,216	2,004		11

Total operating expenses	7,822	7,770		1

Pre-tax earnings	3,389	3,669		(8)
Provision for taxes	1,012	1,189		(15)

Net earnings	2,377	2,480		(4)

Preferred stock dividend	—	—		—

Net earnings applicable to common shareholders	$2,377	$2,480		(4)

Earnings per common share
Basic	$4.85	$5.06		(4)
Diluted	4.65	4.81		(3)

Average common shares outstanding
Basic	489.8	490.0		—
Diluted	510.7	515.3		(1)

Selected Data
Ratio of compensation and benefits to net revenues	50.0%	50.0	% (3)

NON-COMPENSATION EXPENSES
(UNAUDITED)
$ in millions

	Three Months Ended			% Change From
	May 27,	Feb. 25,	May 28,	Feb. 25,		May 28,
	2005	2005	2004	2005		2004

Non-compensation expenses of consolidated investments (4)	$49	$15	$2	N.M.	%	N.M.	%

Non-compensation expenses excluding consolidated investments
Brokerage, clearing and exchange fees	274	252	252	9		9
Market development	90	82	76	10		18
Communications and technology	123	118	120	4		3
Depreciation and amortization	124	116	121	7		2
Amortization of identifiable intangible assets	31	31	31	—		—
Occupancy	174	148	156	18		12
Professional fees	108	96	85	13		27
Other expenses	186	199	157	(7)		18

Subtotal	1,110	1,042	998	7		11

Total non-compensation expenses, as reported	$1,159	$1,057	$1,000	10		16

	Six Months Ended		% Change From
	May 27,	May 28,	May 28,
	2005	2004	2004

Non-compensation expenses of consolidated investments (4)	$64	$8	N.M. %

Non-compensation expenses excluding consolidated investments
Brokerage, clearing and exchange fees	526	485	8
Market development	172	138	25
Communications and technology	241	232	4
Depreciation and amortization	240	256	(6)
Amortization of identifiable intangible assets	62	63	(2)
Occupancy	322	326	(1)
Professional fees	204	146	40
Other expenses	385	350	10

Subtotal	2,152	1,996	8

Total non-compensation expenses, as reported	$2,216	$2,004	11

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(UNAUDITED)

Average Daily VaR (9)
$ in millions

	Three Months Ended
	May 27,	Feb. 25,	May 28,
	2005	2005	2004

Risk Categories
Interest rates	$33	$32	$37
Equity prices	26	29	37
Currency rates	19	15	20
Commodity prices	24	28	15
Diversification effect (10)	(42)	(39)	(40)

Total	$60	$65	$69

Assets Under Management (11)
$ in billions

	As of			% Change From
	May 31,	Feb. 28,	May 31,	Feb. 28,	May 31,
	2005	2005	2004	2005	2004

Money markets	$98	$99	$92	(1)%	7%
Fixed income and currency	153	145	123	6	24
Equity	135	136	114	(1)	18
Alternative investments	104	102	86	2	21

Total	$490	$482	$415	2	18

	Three Months Ended
	May 31,	Feb. 28,	May 31,
	2005	2005	2004

Balance, beginning of period	$482	$452	$412

Net asset inflows / (outflows)
Money markets	(1)	9	(1)
Fixed income and currency	6	6	2
Equity	2	8	3
Alternative investments	3	4	5

Total net asset inflows / (outflows)	10	27	9

Net market appreciation / (depreciation)	(2)	3	(6)

Balance, end of period	$490	$482	$415

Principal Investments
$ in millions

	As of May 27, 2005
	Corporate	Real Estate	Total

Private	$1,195	$692	$1,887
Public	298	25	323

Subtotal	1,493	717	2,210
SMFG convertible preferred stock (12)	2,637	—	2,637

Total	$4,130	$717	$4,847

Footnotes

(1)	Tangible common shareholders’ equity equals total shareholders’ equity less preferred shareholders’ equity less goodwill and identifiable intangible assets. Management believes that annualized return on average tangible common shareholders’ equity is a meaningful measure of performance because it excludes the portion of the firm’s common shareholders’ equity attributable to goodwill and identifiable intangible assets. As a result, this calculation measures corporate performance in a manner that treats underlying businesses consistently, whether they were acquired or developed internally. Annualized return on average tangible common shareholders’ equity is computed by dividing annualized net earnings applicable to common shareholders’ by average monthly tangible common shareholders’ equity. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. The following table sets forth a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

	Average for the		As of
	Six Months Ended	Three Months Ended
	May 27, 2005	May 27, 2005	May 27, 2005
	(unaudited, $ in millions)
Total shareholders’ equity	$25,967	$26,226	$26,395
Deduct: Preferred shareholders’ equity	(214)	(375)	(750)

Common shareholders’ equity	25,753	25,851	25,645
Deduct: Goodwill and identifiable intangible assets	(5,482)	(5,685)	(5,756)

Tangible common shareholders’ equity	$20,271	$20,166	$19,889

(2)	Thomson Financial – January 1, 2005 through May 27, 2005.

(3)	Compensation and benefits expenses include the amortization of employee initial public offering and acquisition awards of $5 million, $6 million and $15 million for the three months ended May 27, 2005, February 25, 2005 and May 28, 2004, respectively, and $11 million and $46 million for the six months ended May 2005 and May 2004, respectively. For the three months and six months ended May 28, 2004, the ratio of compensation and benefits to net revenues, including the amortization of employee initial public offering and acquisition awards, was 50.3% and 50.4%, respectively.

(4)	Consolidated entities held for investment purposes include entities that are held strictly for capital appreciation, have a defined exit strategy and are engaged in activities which are not closely related to the firm’s principal businesses. For example, these investments include consolidated entities that hold real estate assets such as golf courses and hotels in Asia, but exclude investments in entities which primarily hold financial assets. Management believes that it is meaningful to review non-compensation expenses excluding expenses related to these consolidated entities in order to evaluate trends in non-compensation expenses for the firm’s principal business activities.

(5)	Long-term debt includes nonrecourse debt of $13.33 billion, consisting of $5.12 billion issued by William Street Funding Corporation (a wholly owned subsidiary of The Goldman Sachs Group, Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients) and $8.21 billion issued by consolidated variable interest entities and other consolidated entities. Nonrecourse debt is debt that The Goldman Sachs Group, Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(6)	Cost of power generation includes all of the direct costs of the firm’s consolidated power plant operations (e.g., fuel, operations and maintenance) as well as the depreciation and amortization associated with the plants and related contractual assets. Power generation revenues are included in “Trading and principal investments.”

(7)	Excludes 1,130, 1,138 and 1,037 employees as of May 2005, February 2005 and May 2004, respectively, of Goldman Sachs’ consolidated property management and loan servicing subsidiaries. Compensation and benefits expenses include $41 million, $42 million and $36 million for the three months ended May 27, 2005, February 25, 2005 and May 28, 2004, respectively, attributable to these subsidiaries, the majority of which is reimbursed to Goldman Sachs by the investment funds for which these companies manage properties and perform loan servicing. Such reimbursements are recorded in net revenues.

(8)	Excludes 6,626, 326 and 284 employees as of May 2005, February 2005 and May 2004, respectively, of consolidated entities that are held for investment purposes only. Compensation and benefits expenses include $17 million, $4 million and $3 million for the three months ended May 27, 2005, February 25, 2005 and May 28, 2004, respectively, attributable to these consolidated entities.

(9)	VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. The modeling of the risk characteristics of the firm’s trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates. For a further discussion of the calculation of VaR, see Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 26, 2004.

(10)	Equals the difference between firmwide VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(11)	Substantially all assets under management are valued as of calendar month end.

(12)	Excludes an economic hedge on the unrestricted shares of common stock underlying the investment. As of May 27, 2005, the fair value of this hedge was $866 million. Includes the impact of foreign exchange revaluation on the investment, for which the firm also maintains an economic hedge.